Exhibit 99.1

Press Release

Orsus Xelent Sees Third Quarter Revenue
Climbing More Than 20%

NEW YORK, NY—October 4, 2007 -- Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, said today that it experienced a very robust third quarter and anticipates reporting a revenue gain for the period of more than 20% compared to the same period last year when it achieved revenues of $20,525,000. It also expects third quarter net income to be at least 50% higher than the results reported in the second quarter this year. The Company attributed these anticipated results to the continuing success of its market segmentation strategy which is focused on expanding its mid-level and high-level product lines, the success of its product development programs and the onset of its strongest yearly sales season.

Orsus said it expects to report actual results and additional details on the quarter within the normal timeframe (or, on or about November 14, 2007). In the first quarter this year the Company reported net income of $1,247,000 (+6.23%) on revenues of $20,009,000. In the second quarter it reported net income of $1,449,000 (+26.5%) on revenues of $16,356,000.

The Company noted that, with the start of its busiest season of the year, it has seen very positive order trends in response to its continuing introduction of new models with advanced features and technology which continue to be developed to meet overall objectives and the needs of individual markets. It added that it is continuing its strategic shift from low-end to mid- and high-end products, while also diversifying its product line.

CEO and President Xavier Wang commented, “With the consistent and close cooperation of our established distributors and telecommunications operators, we have been able to optimize the market and inspire the confidence of customers. At the same time, we are becoming more experienced in project management and are able to process and act more effectively. Each of these factors has been essential in enabling us to meet our growth expectations.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

CONTACT:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors
Tel 212-719-7535
Fax 212-790-9594

Press:
Tel: 212 425 5700
Fax: 212 425 6951

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Source: Orsus Xelent Technologies, Inc.